July 25, 2010

Mr. Pappajohn
666 Walnut Street
Suite 2116
Des Moines, IA 50309

Re: Conversion of Secured Promissory Notes.

Dear Mr. Pappajohn:

Reference is hereby made to the Secured Promissory Notes (the “Notes”) issued by CNS Response, Inc. (the “Company”) to you, (the “Holder”) on June 3 and July 25, 2010, each in the original principal amount of $250,000.  This letter agreement will confirm that in addition to the terms and conditions as set forth in the Notes, the following provisions are also incorporated into the Notes (Capitalized terms used herein, unless otherwise indicated, shall have the same meaning as provided for in the Notes):

1.           CONVERSION OF NOTES.  The Notes shall be convertible into shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), on the terms and conditions set forth in this Section 1.

(a)           Conversion Right.  At any time or times on or after the date hereof, the Holder shall be entitled to convert any portion of the outstanding and unpaid Conversion Amount (as defined below) into fully paid and nonassessable shares of Common Stock in accordance with Section 1(c), at the Conversion Rate (as defined below).  The Company shall not issue any fraction of a share of Common Stock upon any conversion.  If the issuance would result in the issuance of a fraction of a share of Common Stock equal to or in excess of one half of one share, the Company shall round such fraction of a share of Common Stock up to the nearest whole share.  The Company shall pay any and all stock transfer, stamp, documentary and similar taxes (excluding any taxes on the income or gain of the Holder) that may be payable with respect to the issuance and delivery of shares of Common Stock to the Holder upon conversion of any Conversion Amount.

(b)           Conversion Rate.  The number of shares of Common Stock issuable upon conversion of any Conversion Amount pursuant to Section 1(a) (the “Conversion Rate”) shall be determined by dividing (x) such Conversion Amount by (y) the Conversion Price.

(i)           “Conversion Amount” means the sum of (A) the portion of the principal to be converted, redeemed or otherwise with respect to which this determination is being made and (B) accrued and unpaid interest with respect to such principal.

(ii)          “Conversion Price” means, as of any Conversion Date (as defined below) or other date of determination, $0.50, subject to adjustment as provided herein.

(c)           Mechanics of Conversion.

(i)           Optional Conversion.  To convert any Conversion Amount into shares of Common Stock on any date (a “Conversion Date”), the Holder shall (A) transmit by facsimile (or otherwise deliver), for receipt on or prior to 4:00 p.m., New York Time, on such date, a copy of an executed notice of conversion in the form attached hereto as Exhibit I (the “Conversion Notice”) to the Company and (B) if required by Section 1(c)(ii), cause the Note to be delivered to the Company as soon as practicable on or following such date.  On or before 4:00 p.m., New York Time, on the first (1st) Business Day following the date of receipt of a Conversion Notice, the Company shall transmit by facsimile a confirmation of receipt of such Conversion Notice to the Holder (at the facsimile number provided in the Conversion Notice) and the Company’s transfer agent, if any (the “Transfer Agent”).  On or before 4:00 p.m., New York Time, on the third (3rd) Business Day following the date of receipt of a Conversion Notice (the “Share Delivery Date”), the Company shall issue and deliver to the address as specified in the Conversion Notice, a certificate, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled.  If the Note is physically surrendered for conversion as required by Section 1(c)(ii) and the outstanding principal of the Note is greater than the principal portion of the Conversion Amount being converted, then the Company shall as soon as practicable and in no event later than three (3) Business Days after receipt of the Note and at its own expense, issue and deliver to the Holder a new Note representing the outstanding principal not converted.  The person or persons entitled to receive the shares of Common Stock issuable upon a conversion of the Note shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

(ii)          Book-Entry. Notwithstanding anything to the contrary set forth herein, upon conversion of any portion of the Note in accordance with the terms hereof, the Holder shall not be required to physically surrender the Note to the Company unless (A) the full Conversion Amount represented by the Note is being converted or (B) the Holder has provided the Company with prior written notice (which notice may be included in a Conversion Notice) requesting physical surrender and reissue of the Note.  The Holder and the Company shall maintain records showing the principal and interest converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the Holder and the Company, so as not to require physical surrender of the Note upon conversion.

2.           RIGHTS UPON ISSUANCE OF OTHER SECURITIES.

(a)           Record Date.  If the Company takes a record of the holders of Common Stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in Common Stock, Options or in Convertible Securities or (B) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date will be deemed to be the date of the issue or sale of the Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

(b)           Adjustment of Conversion Price upon Subdivision or Combination of Common Stock; Stock Dividends.  If the Company at any time, or from time to time, subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced.  If the Company at any time, or from time to time, combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased.  Any adjustment under this Section 2(b) shall become effective at the close of business on the date the subdivision or combination becomes effective or, in the case of a stock dividend or distribution, the date of such event.

(c)           (i)           Adjustment of Conversion Price upon Cash Dividends and Distributions.  If the Company at any time, or from time to time, pays a dividend or makes a distribution in cash to the record holders of any class of Common Stock, then immediately after the close of business on the day that the Common Stock trades ex-distribution, the Conversion Price then in effect shall be reduced to an amount equal to the product of (i) the Conversion Price in effect immediately prior to such dividend or distribution and (ii) the quotient determined by dividing (A) the Closing Sale Price of the Common Stock on the day that the Common Stock trades ex-distribution by (B) the sum of (1) the Closing Sale Price of the Common Stock on the day that the Common Stock trades ex-distribution plus (2) the amount per share of such dividend or distribution.  The Company shall not be required to give effect to any adjustment in the Conversion Price pursuant to this Section 2(c) unless and until the net effect of one or more adjustments (each of which shall be carried forward until counted toward an adjustment), determined in accordance with this Section 2(c), shall have resulted in a change of the Conversion Price by at least 1%, and when the cumulative net effect of more than one adjustment so determined shall be to change the Conversion Price by at least 1%, such change in the Conversion Price shall thereon be given effect.

(ii)          Adjustment of Conversion Price upon Distributions of Capital Stock, Indebtedness or Other Non-Cash Assets.  If the Company at any time, or from time to time, distributes any shares of capital stock of the Company (other than Common Stock), evidences of indebtedness or other non-cash assets (including securities of any person other than the Company but excluding (1) dividends or distributions paid exclusively in cash or (2) dividends or distributions referred to in Section 2(b)) to the record holders of any class of Common Stock, then the Conversion Price then in effect shall be reduced to an amount equal to the product of (A) the Conversion Price then in effect and (B) a fraction of which the numerator shall be the Closing Sale Price share of the Common Stock on the record date fixed for determination of stockholders entitled to receive such distribution less the fair market value on such record date (as determined by the Company’s board of directors) of the portion of the capital stock, evidences of indebtedness or other non-cash assets so distributed applicable to one share of Common Stock (determined on the basis of the number of shares of Common Stock outstanding on the record date) and of which the denominator shall be the Closing Sale Price per share of the Common Stock on such record date.  Notwithstanding the foregoing, if the securities distributed by the Company to the record holders of any class of Common Stock consist of capital stock of, or similar equity interests in, a Subsidiary or other business unit, the Conversion Price shall be decreased so that the same shall be equal to the rate determined by multiplying the Conversion Price in effect on the record date with respect to such distribution by a fraction the numerator of which shall be the average Closing Sale Price of one share of Common Stock over the Spinoff Valuation Period (as defined below) and of which the denominator shall be the sum of (x) the average Closing Sale Price of one share of Common Stock over the ten consecutive Trading Day period (the “Spinoff Valuation Period”) commencing on and including the fifth Trading Day after the date on which “ex-dividend trading” commences on the Common Stock on the Principal Market or any national or regional exchange or market on which the Common Stock is then listed or quoted and (y) the average Closing Sale Price over the Spinoff Valuation Period of the portion of the securities so distributed applicable to one share of Common Stock, such adjustment to become effective immediately prior to the opening of business on the fifteenth Trading Day after the date on which “ex-dividend trading” commences.

(d)           Other Events; Other Dividends and Distributions.  If any event occurs of the type contemplated by the provisions of this Section 2 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Company’s board of directors shall make in good faith an adjustment in the Conversion Price so as to protect the rights of the Holder under the Note; provided that no such adjustment will increase the Conversion Price as otherwise determined pursuant to this Section 2.

(e)           Notice of Adjustment.  Whenever the Conversion Price is adjusted pursuant to this Section 2, the Company shall promptly mail notice of such adjustment to the Holder, which notice shall set forth the Conversion Price after adjustment, the date on which such adjustment became effective and a brief statement of the facts resulting in such adjustment.

(f)           Minimum Adjusted Conversion Price.  Notwithstanding anything to the contrary set forth in the Note, the Conversion Price shall not be less than $0.30.

3.           DEFINED TERMS.  For purposes of this letter agreement, the following terms shall have the meanings indicated:

(a)           “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

(b)           “Closing Bid Price” and “Closing Sale Price” mean, for any security as of any date, the last closing bid price and last closing trade price, respectively, for such security on the Principal Market, as reported by Bloomberg Financial Markets, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing bid price or the closing trade price, as the case may be, then the last bid price or last trade price, respectively, of such security prior to 4:00 p.m., New York Time, as reported by Bloomberg Financial Markets, or if the foregoing do not apply, the last closing bid price or last trade price, respectively, of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg Financial Markets, or, if no closing bid price or last trade price, respectively, is reported for such security by Bloomberg Financial Markets, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotations Bureau, Inc.).  If the Closing Bid Price or the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Bid Price or the Closing Sale Price, as the case may be, of such security on such date shall be the fair market value as mutually determined by the Company and the Holder.  All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

(c)           “Convertible Securities” means any stock or securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for Common Stock.

(d)           “Options” means any rights, warrants or options to subscribe for or purchase Common Stock or Convertible Securities.

(e)           “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity  and a government or any department or agency thereof.

(f)            “Principal Market” means the OTC Bulletin Board or principal stock exchange or trading market for the Common Stock, if any.

(g)           “Subsidiary” means with respect to any Person, any corporation, association or other business entity of which more than 50% of the total voting power of equity entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees or other governing body thereof is at the time owned or controlled by such Person (regardless of whether such equity is owned directly or through one or more other Subsidiaries of such Person or a combination thereof).

(h)           “Trading Day” means any day on which the Common Stock is traded on the Principal Market; provided that “Trading Day” shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00 p.m., New York Time).

The terms and conditions of this letter agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the undersigned parties.  This letter agreement and any controversy arising out of or relating to this letter agreement shall be governed by and construed in accordance with the internal laws of the State of California, without regard to conflict of law principles that would result in the application of any law other than the law of the State of California.  This letter agreement may be executed and delivered in two or more counterparts, including, but not limited to, by PDF or facsimile, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

If you are in agreement with the foregoing, please so indicate by signing and returning a copy of this letter agreement, which will constitute our agreement with respect to the matters set forth herein.

Sincerely,
CNS RESPONSE, INC.

/s/ George Carpenter
George Carpenter IV
Chief Executive Officer

ACKNOWLEDGED AND AGREED TO:

/s/ John Pappajohn
John Pappajohn

EXHIBIT I

CNS RESPONSE, INC.
CONVERSION NOTICE

Reference is made to the Convertible Note (the “Note”) issued to the undersigned by CNS Response, Inc. (the “Company”).  In accordance with and pursuant to the Note, the undersigned hereby elects to convert the Conversion Amount (as defined in the Note) of the Note indicated below into shares of Common Stock par value $0.001 per share (the “Common Stock”) of the Company, as of the date specified below.

Date of Conversion:

Aggregate Conversion Amount to be converted:

Please confirm the following information:

Conversion Price:

Number of shares of Common Stock to be issued:

Please issue the Common Stock into which the Note is being converted in the following name and to the following address:

Issue to:

Facsimile Number:

Authorization:

By:

Title:

Dated:

Account Number:
(if electronic book entry transfer)

Transaction Code Number:
(if electronic book entry transfer)